Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 11, 2021, except as to Notes 6 and 7, which is as of July 29, 2021, with respect to the consolidated financial statements of Kimbell Tiger Acquisition Corporation, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas

July 29, 2021